EXHIBIT 10.1
CDI CORPORATION

January 25, 2017

Michael S. Castleman

Dear Michael,

In recognition of your efforts to CDI Corporation (“CDI”), your appointment as President of CDI Corp. (“Parent”) and assumption of the role of Interim Chief Executive Officer of Parent, we would like to enter into this letter agreement with you (this “Agreement”).

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Your Base Salary is increased to $500,000 per annum, effective as of September 16, 2016, and your target annual bonus opportunity under Section 5(c) of your employment agreement with CDI, dated as of October 20, 2014 (the “Employment Agreement”) is increased to 90% of your Base Salary, effective September 16, 2016. If you are appointed as the full time Chief Executive Officer of Parent, then effective as of such date, your Base Salary shall be increased to $600,000 per annum and your annual bonus opportunity under Section 5(c) of your Employment Agreement will be increased to 100% of your Base Salary.

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If your employment is terminated by CDI without Cause (and not due to death or Total Disability), then the severance benefit set forth in Section 7(b)(ii)(1) of the Employment Agreement will equal 12 months of continued Base Salary (subject to all other conditions on payment set forth in the Employment Agreement, including execution and non-revocation of the Release); provided, however, that if such termination without Cause occurs within 30 days before, or within 12 months after, a Sale of the Company (as defined in the Time-Vested Deferred Stock Award Agreement attached hereto as Exhibit A), and in either case, you obtain new employment prior to the first anniversary of the termination of your employment with the Company, then instead of such severance benefit ceasing on the date of such new employment as provided in your Employment Agreement, it will cease on (i) the 3 month anniversary of such new employment if such new employment is obtained prior to the six month anniversary of your termination of employment with the Company, or (ii) the earlier of the 1 month anniversary of such new employment and the 1 year anniversary of your termination of employment with the Company if such new employment is obtained more than six months after your employment with the Company.

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You are eligible to receive a retention bonus of $250,000 payable in each of 2017 (“Retention Bonus 1”) and 2018 (“Retention Bonus 2,” and together with the Retention Bonus 1, the “Retention Bonuses”). Payment of Retention Bonus 1 will be made on the first business day of 2017 after Parent files its Form 10-K with the Securities and Exchange Commission for the previous year and payment of Retention Bonus 2 will be made on the first business day of 2018 after Parent files its Form 10-K with the Securities and Exchange Commission for the previous year (i.e., if Parent files its Form 10-K for 2016 on February 20, 2017, then Retention Bonus 1 would be paid on February 21, 2017), in each case of Retention Bonus 1 and Retention Bonus 2, subject to your continued employment with CDI on the payment date of the applicable Retention Bonus. If CDI ceases to file Form 10-Ks with the Securities and Exchange Commission, then the payment date for the applicable Retention Bonus shall be February 28th of 2017 and 2018, as applicable.

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Notwithstanding the foregoing, (x) if your employment is terminated by CDI without Cause (and not due to your death or Total Disability), then you will receive payment of any then unpaid Retention Bonus on the first payroll date after the effective date of the Release (and in all events within 60 days after the date of such termination), (y) if your employment is terminated as the result of your death or by CDI due to your Total Disability, you will receive a pro-rata portion of any then unpaid portion of each of Retention Bonus 1 and Retention Bonus 2 on the first payroll date after the effective date of the Release (and in all events within 60 days after the date of such termination), with the pro-rata Retention Bonus 1, if any, to be pro-rated based on the number of days you were employed in 2016 in relation to 366 days and the pro-rata Retention Bonus 2 to be pro-rated based on the number of days you were employed in 2017 in relation to 365 days and (z) if a Sale of the Company occurs before your employment with CDI ends, you will receive any then unpaid Retention Bonus within five days after the closing of such Sale of the Company. Payment of any Retention Bonus under clause (x) and clause (y) above is contingent on your (or your estate’s or legal representative’s, as applicable) execution of the Release such that it becomes effective and irrevocable within 60 days after the termination date. If such 60 day release period overlaps two calendar years, then to the extent required by Code Section 409A, any portion of any Retention Bonus that otherwise would have been paid in the first calendar year will instead be withheld and paid on the first payroll date in such second calendar year. Except as otherwise specifically provided herein, if you are not employed by CDI on the date on which any Retention Bonus is scheduled to be paid, you will forfeit your right to receive (and you will not receive) such Retention Bonus.

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In the event that you become entitled to receive the pro-rata bonus under Section 7(b)(ii)(3) of your Employment Agreement as the result of a termination without Cause in the year in which a Sale of the Company occurs, then your pro-rata bonus will equal either (x) the bonus you would have received for such year had the performance of CDI through the end of the fiscal quarter immediately preceding the fiscal quarter in which such Sale of the Company occurred been annualized to be the performance for the year in which the Sale of the Company occurred, but pro-rated based on the number of days that elapsed in such year through the date of such termination of employment; provided, however, that such bonus shall be $0.00 if your employment is terminated in the first fiscal quarter of the fiscal year in which the Sale of the Company occurs or (y) such bonus as the Compensation Committee determines (which determination will be made within 1 day prior to the Sale of the Company) is appropriate based on your total performance during the relevant bonus period through such Sale of the Company, including your contributions to the Sale of the Company, then pro-rated based on the number of days that elapsed in such year through the date of such termination of employment. Whether such pro-rata bonus is determined under clause (x) or clause (y) shall be determined by you, provided that you make such election in writing to the Compensation Committee at least 20 days before the closing of the Sale of the Company, and if you do not make such an election, such pro-rata bonus will be determined under clause (y). Solely for purposes of illustrating clause (x), if a Sale of the Company occurs in 2017 and your employment is terminated by CDI without Cause on May 4, 2017, your 2017 annual bonus is based on achieving $15mm of operating profit, and as of the end of the first fiscal quarter of 2017, operating profit is $3.75mm, then the annualized operating profit would be $15mm and you would be paid a pro-rata portion of your 2017 target bonus if you elected clause (x) (with the pro-rata factor to be 124/365).

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You will be granted an award of 87,500 shares of Time-Vested Deferred Stock under the Plan and pursuant to a Time-Vested Deferred Stock Award Agreement substantially in the form attached hereto as Exhibit A.

•	You will be granted an Award of 37,500 Performance Units under the Plan and pursuant to a Performance Unit Award Agreement substantially in the form attached hereto as Exhibit B.

Section 11 of the Employment Agreement is incorporated herein by reference and shall apply to all payments and benefits hereunder. Please note that this Agreement does not constitute a contract or guarantee of continued employment or of employment for any specific term. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its choice of laws provisions. This Agreement may be amended only by written agreement between you and CDI. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Please sign below acknowledging your agreement to the terms set forth herein. All capitalized terms used herein and not otherwise defined have the meanings set forth in the Employment Agreement.

CDI Corporation

/s/ Brian Short
Brian Short
Executive Vice President, Chief Administrative Officer and General Counsel

Accepted: /s/ Michael Castleman
Michael Castleman